Exhibit 10.1

MASTER SERVICING RIGHTS PURCHASE AGREEMENT

dated as of February 10, 2012

between

OCWEN LOAN SERVICING, LLC, as Seller,

and

HLSS HOLDINGS, LLC, as Purchaser

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

		Page
8.11	Assignment; No Third-Party Beneficiaries	24

8.12	Survival	25

8.13	Specific Performance	25

8.14	Intention of the Parties	25

8.15	Reproduction of Documents	25

8.16	Counterparts	25

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MASTER SERVICING RIGHTS PURCHASE AGREEMENT

THIS MASTER SERVICING RIGHTS PURCHASE AGREEMENT, dated as of February 10, 2012 (this “Agreement”) is by and between Ocwen Loan Servicing, LLC, a Delaware limited liability company (“Seller”) and HLSS Holdings, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS:

WHEREAS, Seller wishes to sell, assign and transfer certain Servicing Rights (as defined herein) and other related assets to Purchaser from time to time, and Purchaser wishes to purchase such Servicing Rights and other related assets and assume certain specified liabilities relating to such Servicing Rights, all upon the terms and conditions set forth herein and in the related Sale Supplement (as defined herein).

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Seller and Purchaser agree as follows:

ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Definitions. For purposes of this Agreement, the following capitalized terms shall have the respective meanings set forth or referenced below:

“Accountant” shall have the meaning set forth in Section 2.5.

“Action” shall mean any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” shall mean, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling, “controlled by” and “under common control with”), as applied to any Person, means ownership of 25% or more of the outstanding voting securities of such Person.

“Agreement” shall mean this Master Servicing Rights Purchase Agreement, including the exhibits hereto, and, with respect to any Sale, the related Sale Supplement, as each of the foregoing may be amended, modified or supplemented from time to time in accordance with its terms.

“Ancillary Income” shall mean, with respect to any Servicing Agreement, any and all income, revenue, fees, expenses, charges or other monies that Seller is entitled to receive, collect or retain as servicer pursuant to such Servicing Agreement (other than Servicing Fees, Prepayment Interest Excess and earnings received on amounts on deposit in any Custodial Account or Escrow Account), fees payable to the servicer under HAMP or other governmental programs, late fees, fees and charges for dishonored checks (insufficient funds fees), pay-off fees, assumption fees, commissions and administrative fees on insurance and similar fees and charges collected from or assessed against Mortgagors to the extent payable to Seller under the terms of the related Mortgage Loan Documents and such Servicing Agreement.

“Applicable Law” shall mean: (i) all applicable laws, statutes, regulations or ordinances in force and as amended from time to time; (ii) the common law as applicable from time to time; (iii) all applicable binding court orders, judgments or decrees; and (iv) all applicable directives, policies, rules or orders; each of (i) through (iv) of any Governmental Authority.

“Applicable Requirements” shall mean and include, as of the time of reference, with respect to any Mortgage Loans, all of the following: (a) all contractual obligations of Seller in the Mortgage Loan Documents, in the applicable Servicing Agreements and the applicable Underlying Documents to which Seller is a party or by which Seller is bound or for which it is responsible and (b) all Applicable Laws binding upon Seller in each jurisdiction which is applicable to the context or situation to which the Applicable Requirements apply.

“Assignment and Assumption Agreement” shall mean, with respect to a Sale Supplement, any assignment and assumption agreement entered into by Seller and Purchaser in connection with the related Transferred Assets.

“Business Day” shall mean any day other than (i) a Saturday or Sunday, or (ii) a day on which banking or savings and loan institutions in the State of Florida, the State of Illinois, the State of Georgia or the State of New York are closed.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall mean, with respect to a Sale, the date specified in the related Sale Supplement as the related “Closing Date”.

“Closing Statement” shall, with respect to a Sale, have the meaning specified in the related Sale Supplement.

“Closing Statement Delivery Date” shall, with respect to a Sale, have the meaning specified in the related Sale Supplement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Custodial Account” shall mean (a) each collection, custodial or similar account maintained or previously maintained by Seller pursuant to the Servicing Agreements for the benefits of the applicable trustee and/or the applicable certificateholders and (b) any amounts deposited or maintained therein.

“Custodial Agreement” shall mean the agreement or agreements, including the Servicing Agreements, if applicable, governing the retention of the Custodial Files in accordance with Applicable Requirements.

“Custodial File” shall mean, with respect to a Mortgage Loan, all of the documents that must be maintained on file with a Custodian under Applicable Requirements.

“Custodian” shall mean an entity acting as a mortgage loan document custodian under any Custodial Agreement or any successor in interest to the Custodian.

“Cut-off Date”: shall mean, with respect to a Sale Supplement, the “Cut-off Date” as defined in such Sale Supplement.

“Database” shall mean all information relating to the Mortgage Loans provided by Seller to Purchaser and contained in Seller’s electronic servicing software system and used by Seller in servicing the Mortgage Loans.

“Enforceability Exceptions” shall mean limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting creditors’ rights generally from time to time in effect or general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing with respect to those jurisdictions that recognize such concepts).

“Escrow Accounts” shall mean, with respect to any Servicing Agreement, the accounts and all funds held or previously held therein by Seller in escrow for the benefit of the related Mortgagors with respect to the Mortgage Loans serviced pursuant to such Servicing Agreement (other than the Custodial Accounts), including, without limitation, all buy-down funds, tax and insurance funds and other escrow and impound amounts (including interest accrued thereon held for the benefit of the Mortgagors).

“Estimated Purchase Price” shall mean, with respect to a Sale and the Transferred Assets relating thereto, the estimated Purchase Price payable at the related Closing calculated in accordance with the related Sale Supplement.

“Excluded Liabilities” shall, in connection with a Sale, have the meaning set forth in the related Sale Supplement.

“Foreclosure” shall mean the process culminating in the acquisition of title to a Mortgaged Property in a foreclosure sale or by a deed in lieu of foreclosure or pursuant to any other comparable procedure allowed under Applicable Requirements.

“GAAP” shall mean generally accepted accounting principles in the United States which, unless otherwise indicated or required by accounting practice, are applied on a consistent basis.

“Governmental Authority” shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government having authority in the United States, whether federal, state or local.

“HAMP” shall mean the Home Affordable Modification Program implemented by the U.S. Department of the Treasury pursuant to Sections 101 and 109 of the Emergency Economic Stabilization Act of 2008, as amended from time to time.

“Insurer” shall mean (i) a Person who insures or guarantees all or any portion of the risk of loss on any Mortgage Loan, including without limitation any provider of private mortgage insurance, with respect to any Mortgage Loan or (ii) a Person who insures or guarantees all or any portion of the risk of loss on the securities issued pursuant to a Servicing Agreement or on net interest margin securities representing interests in such securities.

“Liens” shall mean, with respect to an asset, any lien, pledge, security interest, mortgage, deed of trust, encumbrance, easement, servitude, encroachment, charge or similar right of any Person other than the owner of the asset of any kind or nature whatsoever against the asset.

“Loan File” shall mean all documents, instruments, agreements and records relating to the Mortgage Loans in Seller’s possession or control reasonably necessary to service the Mortgage Loans in accordance with Applicable Requirements, and electronic images of the related Custodial File.

“Master Servicer” shall mean with respect to each Servicing Agreement, the entity identified as the “Master Servicer” therein, or any successor thereto.

“Material Adverse Effect” shall mean any effect, event, circumstance, development or change, individually or in the aggregate, which has or is reasonably likely to have, a material adverse effect on (i) the Transferred Assets or the interests of Purchaser with respect thereto, (ii) the ability of Seller to consummate the transactions contemplated by this Agreement, any Sale Supplement or the Subservicing Agreement or to perform its obligations hereunder or under any Sale Supplement or the Subservicing Agreement, (iii) the validity or enforceability of this Agreement, any Sale Supplement or the Subservicing Agreement or (iv) Purchaser’s (or its Affiliates’) costs, regulatory capital, taxes or accounting treatment with respect to the Transferred Assets.

“MERS” shall mean Mortgage Electronic Registration System, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS Loan” shall mean any Mortgage Loan registered on the MERS System.

“MERS System” shall mean the mortgage electronic registry system administered by MERS.

“Mortgage” shall mean with respect to a Mortgage Loan, a mortgage, deed of trust or other security instrument creating a lien upon real property and any other property described therein which secures a Mortgage Note, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgage Escrow Payments” shall mean the portion, if any, of the Mortgage Loan Payment in connection with a Mortgage Loan that, pursuant to the related Mortgage Loan Documents, must be made by a Mortgagor for deposit in a related Escrow Account for the payment of real estate taxes and assessments, insurance premiums, ground rents and similar items.

“Mortgage Loan” shall mean, with respect to any Servicing Agreement, any residential mortgage loan or home equity line of credit which is serviced by Seller pursuant to such Servicing Agreement and is identified on a Mortgage Loan Schedule for the Sale Supplement related to such Servicing Agreement.

“Mortgage Loan Documents” shall mean with respect to each Mortgage Loan, the documents in the related Custodial File and Loan File.

“Mortgage Loan Payment” shall mean, with respect to a Mortgage Loan, the amount of each scheduled installment on such Mortgage Loan, whether for principal, interest, escrow or other purpose, required or permitted to be paid by the Mortgagor in accordance with the terms of the Mortgage Loan Documents.

“Mortgage Loan Schedule” shall mean the schedule of Mortgage Loans and REO Properties subject to the applicable Servicing Agreements as of the related Cut-off Date, which schedule shall be delivered in electronic format by Seller to Purchaser and shall include the data fields agreed upon by Seller and Purchaser to the extent applicable with respect to each Mortgage Loan or REO Property.

“Mortgage Note” shall mean, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgage Pool” shall mean with respect to a Servicing Agreement, all Mortgage Loans subject to such Servicing Agreement.

“Mortgaged Property” shall mean the improved residential real property that secures a Mortgage Note and that is subject to a Mortgage.

“Mortgagor” shall mean the obligor(s) on a Mortgage Note.

“Non-Qualified Servicer Advance” shall mean an advance made by Seller under a Servicing Agreement to a third party that is not payable (without regard to the credit quality of the source of payment) either from (x) the applicable Trust or proceeds of the Mortgage Loans collected pursuant to the applicable Servicing Agreement, or (y) from the applicable Mortgagor on a Mortgage Loan pursuant to the terms of the Mortgage Loan Documents and Applicable Law in effect as of the date on which the related Servicer Advance is transferred to Purchaser pursuant to the related Sale Supplement (other than through the pursuit of deficiency judgments) because, in either case, (a) such advance does not qualify as a Servicer Advance or (b) reasonable documentation as to the type and amount of such advance is not available.

“Officer” shall mean the Chief Executive Officer, Chief Operating Officer, President or a Vice President or Member of the applicable party.

“Outstanding Servicing Fees” shall mean the amount of accrued and unpaid Servicing Fees and any Ancillary Income due and payable under the Servicing Agreements as of the related Closing Date.

“Person” shall mean any individual, association, corporation, limited liability company, partnership, limited liability partnership, trust or any other entity or organization, including any Governmental Authority.

“Post-Closing Statement” shall have the meaning set forth in Section 2.5.

“Prepayment Interest Excess” means with respect to each Mortgage Loan that was the subject of a principal prepayment, the amount of interest, if any, that is payable with respect to such principal prepayment to the extent such amount is payable to the Purchaser as additional servicing compensation pursuant to the related Servicing Agreement.

“PSA” shall mean: (i) each Servicing Agreement that is a pooling and servicing agreement or (ii) with respect to each Servicing Agreement that is not a pooling and servicing agreement, the related servicing agreement or trust agreement relating to each Securitization Transaction pursuant to which the Mortgage Loans subject to such Servicing Agreement were securitized and mortgage-backed securities were issued.

“Purchase Price” shall mean, with respect to any Sale, the purchase price for the related Transferred Assets calculated in accordance with the related Sale Supplement.

“Purchaser” shall mean HLSS Holdings, LLC, a Delaware limited liability company, and its successors-in-interest.

“Rating Agency” shall mean with respect to each PSA, the nationally recognized statistical rating organizations that rated the securities issued pursuant to such PSA on the date of issuance.

“Reconciliation Excess Amount” shall have the meaning set forth in Section 5.10.

“Reconciliation Shortfall Amount” shall have the meaning set forth in Section 5.10.

“Recourse” shall mean, with respect to any Mortgage Loan, any obligation or liability (actual or contingent) of Seller (a) to reimburse the applicable Trust for losses incurred in connection with the Foreclosure or other disposition of, or other realization or attempt to realize upon the collateral securing, such Mortgage Loan (including, without limitation, losses relating to loss mitigation or obtaining deeds in lieu of Foreclosure), which losses are not reimbursable from the applicable Mortgagor or pursuant to the Mortgage Loan Documents (other than through the pursuit of a deficiency judgment), the Servicing Agreements or the Underlying Documents; (b) to repurchase such Mortgage Loan in the event that the Mortgagor of such Mortgage Loan is in bankruptcy, in Foreclosure or in litigation; or (c) to repurchase such Mortgage Loan in the event of a delinquency or other payment default thereunder by the Mortgagor.

“Regulatory Approvals” shall mean all approvals from any Governmental Authority that are required to be obtained by Seller or Purchaser, as applicable, in order to consummate the transactions contemplated by this Agreement, including the expiration of all waiting periods thereunder (including any extensions thereof).

“Related Agreement” shall mean, with respect to any Sale, the related Sale Supplement, any related Assignment and Assumption Agreement and any other agreements, documents and instruments entered into in connection with such Sale.

“REO Property” shall mean any Mortgaged Property with respect to which the Trustee has taken ownership as a result of Foreclosure or acceptance of a deed in lieu of Foreclosure pursuant to the related Servicing Agreement.

“Sale” shall mean a sale of Transferred Assets pursuant to a Sale Supplement entered into pursuant to this Agreement.

“Sale Supplement” shall have the meaning set forth in Section 2.1.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securitization Transaction” shall mean with respect to each Servicing Agreement, the securitization transactions identified on Schedule I to the related Sale Supplement pursuant to which the Mortgage Loans subject to such Servicing Agreement were securitized pursuant to the related PSA.

“Self-Regulatory Organization” shall mean the London Stock Exchange, the FTSE Group, the Financial Industry Regulatory Authority, the American Stock Exchange, the National Futures Association, the Chicago Board of Trade, the New York Stock Exchange, any national securities exchange (as defined in the Securities Exchange Act of 1934, as amended), any other securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization.

“Seller” shall mean Ocwen Loan Servicing, LLC, a Delaware limited liability company, and its successors-in-interest.

“Seller’s Objection” shall have the meaning set forth in Section 2.5.

“Servicer Advance” shall mean any (i) “Servicing Advance”, “Corporate Advance” and/or “Escrow Advance”, each as defined in the applicable Servicing Agreement, or, to the extent not so defined therein, customary and reasonable out-of-pocket expenses incurred by Seller in connection with a default, delinquency, property management or protection, Foreclosure or other event relating to a Mortgage Loan or advances of delinquent taxes, assessments and insurance premiums payable by a Mortgagor or otherwise made with respect to a Mortgage Loan and, in each case, made in accordance with Applicable Requirements and for which Seller owns a right of reimbursement under the applicable Servicing Agreement as of the date such right is transferred to Purchaser pursuant to this Agreement as supplemented by the related Sale Supplement and (ii) all “Advances”, “P&I Advances”, “Monthly Advances” (each as defined in the applicable Servicing Agreement) or other advances in respect of principal or interest for which Seller owns a right of reimbursement under the applicable Servicing Agreement as of the date such right is transferred to Purchaser pursuant to this Agreement as supplemented by the related Sale Supplement.

“Servicing Agreement” shall mean each of the Servicing Agreements described on Schedule I attached to the related Sale Supplement and each related Underlying Document governing the rights, duties and obligations of Seller as servicer under such Servicing Agreements.

“Servicing Fees” shall mean all compensation payable to Seller under the Servicing Agreements, including each “Servicing Fee” payable based on a percentage of the outstanding principal balance of the Mortgage Loans, but excluding all Ancillary Income, Prepayment Interest Excess and earnings received on amounts on deposit in any Custodial Account or Escrow Account.

“Servicing Rights” shall mean all right, title and interest of Seller and all rights and obligations of Seller under the Servicing Agreements and Underlying Documents including, without limitation, the right (i) to receive all Servicing Fees, Ancillary Income, Prepayment Interest Excess or other compensation (including any Outstanding Servicing Fees) payable to Seller pursuant to the related Servicing Agreements, (ii) to any and all accounts established for the servicing of the Mortgage Loans or pursuant to the applicable Servicing Agreements, including, to the extent provided therein, any right or power to direct the disposition, disbursement, distribution or investment of amounts deposited therein, (iii) in and to the related Escrow Accounts and Custodial Accounts, (iv) to the related Loan Files, in each case, subject to the terms, restrictions and conditions applicable thereto pursuant to the applicable Servicing Agreement and Underlying Documents, (v) to be reimbursed for any Servicer Advances under the Servicing Agreements, (vi) to exercise any optional termination or clean-up call provisions, if any, as set forth in the related Servicing Agreements or PSAs, and (vii) to indemnification or other remedy, if any, from any subservicer of the Mortgage Loans or under the terms of the related Servicing Agreements, PSAs or Underlying Agreements relating to the period as of or after the date Purchaser acquires such Servicing Rights. The term Servicing Rights shall not include any obligations in connection with any representations and warranties with respect to the Mortgage Loans or other Transferred Assets made by Seller or any of its Affiliates or any obligation to remedy breaches of any representations or warranties with respect to Seller or any of its Affiliates, the Mortgage Loans or other Transferred Assets or to indemnify any party in connection therewith or the obligations of any Master Servicer under a PSA.

“Servicing Transfer Date” shall mean, with respect to a Servicing Agreement, the date specified in the related Sale Supplement as the “Servicing Transfer Date” for such Servicing Agreement, or in any case, such other date or dates mutually agreed upon by Purchaser and Seller.

“Servicing Transfer Instructions” means with respect to each Transferred Asset, the servicing transfer instructions, if any, mutually agreed to by Purchaser and Seller and set forth in the related Sale Supplement.

“Subservicing Agreement” means that certain Master Subservicing Agreement dated as of the date hereof between HLSS Holdings, LLC, as servicer, and Ocwen Loan Servicing, LLC, as subservicer.

“Termination Date” shall have the meaning set forth in Section 7.1.

“Third Party Consents” shall mean any consent, authorization, approval, statement, waiver, order, license, certificate or permit or act of or from, or notice to any Rating Agency or any party to or referenced in any Servicing Agreement or any amendment to any Servicing Agreement that is required under such Servicing Agreement in order to duly transfer the servicing of the Mortgage Loans and the Servicing Rights and other Transferred Assets related to such Servicing Agreement to Purchaser and consummate the transactions contemplated by this Agreement and the related Sale Supplement, in each case in form and substance reasonably satisfactory to Seller and Purchaser.

“Transferred Assets” shall, with respect to each Sale, have the meaning set forth in the related Sale Supplement.

“Transferred Liabilities” shall, with respect to each Sale, have the meaning set forth in the related Sale Supplement.

“Trust” shall mean, with respect to each Securitization Transaction, the trust or other legal entity that is the owner of the Mortgage Loans included in such Securitization Transaction.

“Trustee” shall mean with respect to each Servicing Agreement, the entity identified as the “trustee” or “indenture trustee” therein, or any successor trustee or successor indenture trustee, as applicable, thereto.

“Underlying Documents” means each operative document or agreement described on Schedule II attached to the related Sale Supplement executed in connection with each Securitization Transaction which is binding upon Seller, as servicer, if any.

ARTICLE 2

SALES AND CLOSINGS

2.1 Sale Supplements. Seller and Purchaser may from time to time enter into one or more sale supplements substantially in such form and substance as the parties may mutually agree to (each a “Sale Supplement”), pursuant to which Seller and Purchaser will agree to the sale and purchase of certain Servicing Rights and other related assets on the terms set forth in this Agreement, as modified or supplemented by such Sale Supplement. The parties agree that, to the extent the terms of any Sale Supplement are inconsistent with any term of this Agreement, the terms of such Sale Supplement shall control with respect to the related Sale.

2.2 Closing Date. Assuming the conditions to the closing of a Sale have occurred, the purchase of Transferred Assets and assumption of Transferred Liabilities pursuant to a Sale Supplement shall occur at a closing (each, a “Closing”) to be held on the related Closing Date, at the offices of Mayer Brown LLP, in New York, New York, at 9 a.m., local time, or at such other time, place, and manner as the parties shall mutually agree.

2.3 Closing Statement. No later than the Closing Statement Delivery Date with respect to a Sale, Seller shall prepare and deliver to Purchaser the Closing Statement for such Sale.

2.4 Closing.

(a) All actions taken and documents delivered at a Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

(b) At or prior to a Closing, subject to all the terms and conditions of this Agreement and the related Sale Supplement, Seller shall deliver to Purchaser the following with respect such Sale and the related Transferred Assets:

(1) executed counterparts of each Related Agreement to which Seller is a party;

(2) secretary’s certificates, evidence of corporate existence and good standing, evidence of corporate approvals and other similar documents;

(3) an opinion of counsel to Seller, dated as of the related Closing Date, in form and substance reasonably acceptable to Purchaser, with respect to certain corporate matters of Seller and other related matters;

(4) any required Regulatory Approvals with respect to Seller;

(5) all Third Party Consents with respect to the Transferred Assets;

(6) a certificate of an Officer of Seller, dated as of the related Closing Date, certifying as to the satisfaction of the conditions set forth in Sections 6.1 and 6.2 in form and substance reasonably acceptable to Purchaser;

(7) a certificate of an Officer of Seller, dated as of the related Closing Date, relating to outstanding Servicer Advances in form and substance reasonably acceptable to Purchaser;

(8) customary documentation reasonably acceptable to Purchaser evidencing the release of any Lien on the related Servicing Rights and other Transferred Assets, which documentation may include but not be limited to any lien releases and UCC-3 termination statements with respect thereto;

(9) a limited power of attorney from Seller to allow Purchaser, in the name of Seller, to effect transfers of the related Transferred Assets and to service the Mortgage Loans pursuant to the related Servicing Agreements, as amended, which shall be in form and substance reasonably satisfactory to Seller and Purchaser;

(10) a receipt for payment of the Estimated Purchase Price paid at Closing; and

(11) such other certificates and documents as Purchaser determines to be reasonably necessary in connection with the consummation of the transactions contemplated by the Sale Supplement and which do not alter the parties’ respective obligations, liabilities or costs with respect thereto.

(c) Purchaser shall deliver to Seller the following documents relating to such Sale:

(1) executed counterparts of each Related Agreement to which Purchaser is a party;

(2) secretary’s certificates, evidence of corporate existence and good standing, evidence of corporate approvals and other similar documents;

(3) an opinion of counsel to Purchaser, dated as of the related Closing Date, reasonably acceptable to Seller, with respect to certain corporate matters of Purchaser;

(4) any required Regulatory Approvals with respect to Purchaser;

(5) a certificate of an Officer of Purchaser or its sole member, Home Loan Servicing Solutions, Ltd., dated as of the related Closing Date, certifying as to the satisfaction of the conditions set forth in Sections 6.1 and 6.3 in form and substance reasonably acceptable to Seller;

(6) the Estimated Purchase Price by wire transfer in immediately available funds to those accounts identified by Seller to Purchaser; and

(7) such certificates and other documents as Seller determines to be reasonably necessary in connection with the consummation of the transactions contemplated by the Sale Supplement and which do not alter the parties’ respective obligations, liabilities or costs with respect thereto.

2.5 Post Closing Reconciliation of Purchase Price. No later than sixty (60) days following a Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Post-Closing Statement”) reconfirming the calculation of the Purchase Price for the related Sale as of such Closing Date. Seller shall, within thirty (30) days after its receipt of the Post-Closing Statement, inform Purchaser in writing (the “Seller’s Objection”), setting forth in reasonable detail the basis of any dispute Seller may have with respect to any information contained in the Post-Closing Statement. If no Seller’s Objection is received by Purchaser on or before the last day of such 30-day period, then the Post-Closing Statement shall be final and binding on the parties hereto. Purchaser shall have 30 days from its receipt of the Seller’s Objection to review and respond to the Seller’s Objection. If Seller timely submits the Seller’s Objection to

Purchaser, Seller and Purchaser first shall seek in good faith to resolve any disagreement over the disputed items set forth in the Seller’s Objection. If any disagreement cannot be resolved by Purchaser and Seller within 30 days after Purchaser’s receipt of the Sellers’ Objection, then either Purchaser or Seller, by written notice to the other, may elect to have any such disagreement tendered to and resolved by a mutually agreeable internationally recognized independent certified public accounting firm (the “Accountant”), which shall determine whether the final Purchase Price set forth in the Post-Closing Statement requires adjustment. The determination by the Accountant shall be final and binding on the parties hereto for all purposes of this Agreement. Each of Seller and Purchaser shall bear all fees and costs incurred by it in connection with this determination and 50% of all fees and expenses relating to the foregoing work of the Accountant. The Accountant shall have full access to all information used by the Purchaser in preparing the Post Closing Statement and by Seller in preparing the Seller’s Objection, including the work papers of their respective accountants (to the extent permitted by such accountants), and all other information reasonably requested by the Accountant from Seller and Purchaser. The Accountant shall be instructed to submit its determination to the parties hereto in writing as soon as practicable after submission of the matter to it but no later than thirty (30) days after such submission. Once the parties hereto agree upon or otherwise arrive at, or once the Accountant has made a final determination on, the final Purchase Price, to the extent the final Purchase Price is less than the Estimated Purchase Price, Seller shall refund such difference to Purchaser within ten (10) Business Days following such determination, and to the extent the final Purchase Price is greater than the Estimated Purchase Price, Purchaser shall pay such difference to Seller within ten (10) Business Days following such determination.

ARTICLE 3

GENERAL REPRESENTATIONS AND WARRANTIES OF SELLER

Seller, as a condition to the consummation of the transactions contemplated hereby, hereby makes the following representations and warranties to Purchaser as of the date hereof, as of the date of each Sale Supplement, as of each Closing Date and as of each Servicing Transfer Date:

3.1 Due Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to own its property and to carry on its business as presently conducted and to enter into, deliver and perform this Agreement, each Sale Supplement and all documents executed pursuant hereto and thereto by Seller and to carry out its obligations hereunder and thereunder.

3.2 Due Authorization; Binding Effect. The execution, delivery and performance of this Agreement, each Sale Supplement and all documents executed pursuant hereto and thereto by Seller has been duly and validly authorized by all necessary limited liability company or other action. This Agreement has been, and upon their execution each Sale Supplement and all documents executed pursuant hereto and thereto by Seller shall be, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and upon their execution, each Sale Supplement and all documents executed pursuant hereto and thereto by Seller shall constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to the Enforceability Exceptions.

3.3 No Conflicts. The execution, delivery and performance by Seller of this Agreement, each Sale Supplement and all documents executed pursuant hereto and thereto by Seller do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation or imposition of any Lien upon any of the assets of Seller under, any provision of (a) the organizational documents of Seller, (b) any mortgage, indenture or other agreement to which Seller is a party or by which Seller or any of its properties or assets is subject (except as would not reasonably be expected to adversely affect the ability of Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Sale Supplements) or (c) any provision of any Applicable Law applicable to Seller or its properties or assets.

3.4 Consents. No consent of, or registration, declaration or filing with, any Governmental Authority or any other Person is required to be obtained, effected or given by or with respect to Seller in connection with the execution, delivery and performance of this Agreement or any Sale Supplement or the consummation of the transactions contemplated hereby or thereby, except for consents, registrations, declarations and filings that have been obtained or will be obtained prior to the related Closing Date.

3.5 Litigation. There are no actions, litigation, suits or proceedings pending or, to Seller’s knowledge, threatened against Seller before or by any court, administrative agency, arbitrator or government body (i) with respect to this Agreement or any Sale Supplement or (ii) with respect to any other matter which if determined adversely to the Seller would reasonably be expected to materially and adversely affect Seller’s ability to perform its obligations under this Agreement or any Sale Supplement; and Seller is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect Seller’s ability to perform its obligations under this Agreement or any Sale Supplement.

3.6 Licenses. Seller has all licenses necessary to carry on its business as now being conducted and as is contemplated by this Agreement and each Sale Supplement to be conducted and is duly authorized and qualified to transact, in each applicable state, any and all business contemplated by this Agreement and each Sale Supplement (except where there is an appropriate statutory exemption applicable to Seller or the failure so to qualify would not have a Material Adverse Effect).

3.7 Bulk Sales. The sale and transfer of the Transferred Assets by Seller are not subject to the bulk transfer or similar statutory provisions of applicable state or federal law.

3.8 Broker’s Fees. There are no fees or commissions or any expenses of any broker, finder or investment banker or anyone else acting in the capacity of a broker, finder or investment banker for Seller in connection with the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser, as a condition to the consummation of the transactions contemplated hereby, hereby makes the following representations and warranties to Seller as of the date hereof, as of the date of each Sale Supplement, as of each Closing Date and as of each Servicing Transfer Date:

4.1 Due Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to own its property and to carry on its business as presently conducted and to enter into, deliver and perform this Agreement, each Sale Supplement and all documents executed pursuant hereto and thereto by Purchaser and to carry out its obligations hereunder and thereunder.

4.2 Due Authorization; Binding Effect. The execution, delivery and performance of this Agreement, each Sale Supplement and all documents executed pursuant hereto and thereto by Purchaser has been duly and validly authorized by all necessary limited liability company or other action. This Agreement has been, and upon their execution each Sale Supplement and all documents executed pursuant hereto and thereto by Purchaser shall be, duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes, and upon their execution, each Sale Supplement and all documents executed pursuant hereto and thereto by Purchaser shall constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the Enforceability Exceptions.

4.3 No Conflicts. The execution, delivery and performance by Purchaser of this Agreement, each Sale Supplement and all documents executed pursuant hereto and thereto by Purchaser do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation or imposition of any Lien upon any of the assets of Purchaser under, any provision of (a) the organizational documents of Purchaser, (b) any mortgage, indenture or other agreement to which Purchaser is a party or by which Purchaser or any of its properties or assets is subject (except as would not reasonably be expected to adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Sale Supplements) or (c) any provision of any Applicable Law applicable to Purchaser or its properties or assets.

4.4 Consents. No consent of, or registration, declaration or filing with, any Governmental Authority or any other Person is required to be obtained, effected or given by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or any Sale Supplement or the consummation of the transactions contemplated hereby or thereby, except for consents, registrations, declarations and filings that have been obtained or will be obtained prior to the related Servicing Transfer Date.

4.5 Litigation. There are no actions, litigation, suits or proceedings pending or, to Seller’s knowledge, threatened against Purchaser before or by any court, administrative agency, arbitrator or government body (i) with respect to this Agreement or any Sale Supplement or (ii) with respect to any other matter which if determined adversely to the Purchaser would reasonably be expected to materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement or any Sale Supplement; and Purchaser is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement or any Sale Supplement.

4.6 Licenses. Purchaser has all licenses necessary to carry on its business as now being conducted and as is contemplated by this Agreement and each Sale Supplement (taking into account that Purchaser is engaging a subservicer to service the Mortgage Loans) to be conducted and is duly authorized and qualified to transact, in each applicable state, any and all business contemplated by this Agreement and each Sale Supplement (except where there is an appropriate statutory exemption applicable to Purchaser or the failure so to qualify would not have a Material Adverse Effect on the ability of Purchaser to perform its obligations hereunder).

4.7 Broker’s Fees. There are no fees or commissions or any expenses of any broker, finder or investment banker or anyone else acting in the capacity of a broker, finder or investment banker for Purchaser in connection with the transactions contemplated hereby.

ARTICLE 5

OBLIGATIONS OF PARTIES PRIOR TO AND AFTER A CLOSING DATE

5.1 Conduct of Business. Except as otherwise set forth in the related Sale Supplement, Seller will, from the date of execution of a Sale Supplement to the related Servicing Transfer Date, continue to service the Mortgage Loans relating to Servicing Agreements subject to such Sale Supplement in accordance with Applicable Requirements and in the ordinary course of business consistent with past practices.

5.2 Regulatory Approvals. As soon as possible following the execution of a Sale Supplement, Seller shall have prepared and have filed applications and notices relating to any required Regulatory Approvals with respect to the related Sale. Seller agrees to process such notices and applications as promptly as reasonably practicable and to provide Purchaser promptly with a copy of such applications as filed and all material notices, orders, opinions, correspondence, and other documents with respect thereto, and to use commercially reasonable efforts to obtain all Regulatory Approvals. Seller shall provide Purchaser such cooperation and information reasonably requested by Purchaser in connection with Purchaser’s compliance with the requirements of the applicable Governmental Authorities. The parties shall use commercially reasonable efforts to cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry relating to Regulatory Approvals, and to resolve any concerns of any Governmental Authority and obtain all Regulatory Approvals so as to permit the prompt completion of the transactions contemplated by a Sale Supplement.

5.3 Third Party Consents. Except as expressly stated to the contrary in a Sale Supplement, Seller shall use commercially reasonable efforts, at no cost to Purchaser (except as otherwise provided in the applicable Sale Supplement), to obtain the applicable Third Party Consents with respect to each Sale prior to the applicable Closing Date. Seller and Purchaser shall cooperate in good faith to obtain and provide such information reasonably requested by the other party in connection with obtaining such Third Party Consents. In accordance with Applicable Requirements, Seller, at its sole expense, shall submit to Insurers and third parties all materials, and pay such fees and costs as are required by Applicable Requirements, in order to obtain the Third Party Consents required to be obtained by Seller in a timely manner with respect to the transfer of the Transferred Assets from Seller to Purchaser. Seller shall promptly notify Purchaser if any Insurer or third party advises Seller that it does not consent to all or any portion of the Transferred Assets with respect to a Sale being transferred to Purchaser.

5.4 Fees and Expenses. Subject to Section 5.3, unless expressly stated to the contrary in a Sale Supplement, each party will assume and pay for the expenses such party incurs with respect to a Sale, including, any fee payable by such party to any agent, broker or finder acting on its behalf in the Sale and costs, charges and expenses relating to its own attorneys’ and accountants’; provided that Seller shall (i) be responsible for the shipping and delivery costs related to the transfer of the Transferred Assets, including the Loan Files, any outstanding obligations to prepare and record Assignments of Mortgage, and any fees and costs to reflect the transfer of servicing of any MERS Loans to Purchaser or its designee on the MERS System and (ii) pay the costs, fees and expenses of obtaining all required Regulatory Approvals (other than any Regulatory Approvals required to be obtained by Purchaser) and Third Party Consents required to be obtained (including the fees of any Trustee or Custodians), and any termination, transfer and/or other similar fees and expenses payable to any subservicer or subcontractor in order to transfer the servicing of the Mortgage Loans to Purchaser or its designee.

5.5 Public Announcements. Neither of the parties shall make, or cause to be made, any press release or public announcement in respect of this Agreement or any Sale Supplement or the transactions contemplated hereby or thereby or otherwise communicate with any news media in respect thereof without the prior written consent of the other parties (unless otherwise required by Applicable Law or the rules and regulations of any applicable Self-Regulatory Organization), and the parties hereto shall cooperate as to the form, timing and contents of any such press release, public announcement or communication.

5.6 Records relating to Servicer Advances. Seller shall provide to Purchaser, within sixty (60) days of each Closing Date (or such shorter period as agreed by Seller and Purchaser), an itemized list for all applicable unreimbursed Servicer Advances, including at a minimum (A) loan level Servicer Advance balances, (B) information reflecting the date or period such Servicer Advances were made and (C) loan level information related to the type (i.e., delinquency, tax, insurance, attorney fees, property inspection, etc.) and disbursement history of each Servicer Advance (which may be in electronic format). Seller shall, consistent with industry standards, maintain copies of invoices or other customary evidence with respect to each Servicer Advance made by Seller and shall, to the extent readily available to Seller without due cost or expense, provide copies of such invoices or other customary evidence to the extent requested by Purchaser, a Mortgagor or a third party to support the reimbursement of such Servicer Advance. In the event Seller cannot provide, or cause to be provided to Purchaser any such invoice or other customary evidence, and Purchaser is unable to be reimbursed for such Servicer Advance solely as a result of such failure, Seller shall reimburse Purchaser for the amount of such unreimbursed Servicer Advances within five (5) Business Days of Purchaser’s written request, to the extent Purchaser paid Seller for such amounts.

5.7 Efforts to Consummate; Further Assurances. The parties hereto agree to use all reasonable efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to Closing. Seller shall, at any time and from time to time, promptly, upon the reasonable request of Purchaser, execute, acknowledge, deliver or perform (and shall cause any subservicer to execute, acknowledge deliver or perform), all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be reasonably required (a) for the better vesting and conferring to Purchaser of title in and to the Servicing Rights and other Transferred Assets, (b) to effect the transactions contemplated by this Agreement or (c) to enable Purchaser or its designee to service the Mortgage Loans. Purchaser shall, any time and from time to time, promptly, upon the reasonable request of Seller, execute, acknowledge, deliver or perform, all such further acts and assurances as may be reasonably required to effect the transactions contemplated by a Sale Supplement, including, without limitation, the assumption by Purchaser of the Transferred Liabilities. At Purchaser’s request, Seller shall use commercially reasonable efforts to obtain any documents or instruments missing from any Loan File or Custodial File, and to cure any defects or deficiencies in the documents or instruments contained in any Loan Files or Custodial Files; provided that such document or instrument is missing, defective or deficient as a result of an act or omission of Seller or a subservicer engaged by Seller, and Seller shall otherwise have no duty or obligation to obtain or cure any documents or instruments.

5.8 Servicing Rights Transition. Seller and Purchaser shall comply in all material respects with the terms of the applicable Servicing Transfer Instructions with respect to the transfer of servicing of the related Mortgage Loans.

5.9 MERS. Seller shall prepare and record any assignments of mortgage required to be recorded by Seller prior to the related Servicing Transfer Date under the related Servicing Agreements. With respect to MERS Loans, Seller shall take any actions required to reflect the transfer of servicing from Seller to Purchaser or its designee and Purchaser’s or its designee’s status as servicing rights owner as of the related Closing Date.

5.10 Custodial Account and Escrow Account Reconciliation. In accordance with normal and customary industry practices in connection with the transfer of Servicing Rights and related Custodial Accounts and Escrow Accounts, Seller and Purchaser agree to reconcile and balance in good faith the applicable Custodial Accounts and Escrow Accounts within sixty (60) Business Days of the transfer of such Servicing Rights to Purchaser under the related Sale Supplement. The aggregate amount of shortfall included in the reconciling items referred to above (the “Reconciliation Shortfall Amount”), if any, shall be funded by Seller within ten (10) Business Days of such reconciliation. The aggregate amount of the excess included in the reconciling items referred to above (the “Reconciliation Excess Amount”), if any, shall be refunded by Purchaser within ten (10) Business Days of such reconciliation.

5.11 Interest on Related Escrow Accounts. Seller shall cause to be paid any interest on amounts in the related Escrow Accounts accrued to but not including the related Servicing Transfer Date to the extent interest with respect to such accounts is required to be paid under Applicable Requirements for the benefit of Mortgagors under the Mortgage Loans or any other appropriate party. Seller shall cause the deposit of any such interest earned on amounts in the related Escrow Accounts.

5.12 Payment of Certain Servicer Advances. Purchaser shall pay all invoices related to unreimbursed Servicer Advances incurred prior to the related Servicing Transfer Date for which the related invoice is received by Purchaser subsequent to the related Servicing Transfer Date, whether such invoice was submitted by the related service provider or by Seller, provided such invoice is received within ninety (90) days following the related Servicing Transfer Date and is reasonably determined by Purchaser to be reimbursable as a Servicer Advance under the related Servicing Agreement. In the event that Purchaser fails to pay any such invoice and Seller subsequently pays such amounts due, Purchaser covenants to reimburse Seller for any such amounts within thirty (30) days of receipt of an itemized invoice for such amounts. Seller shall reimburse Purchaser for any amounts paid by Purchaser relating to invoices received by Purchaser for services rendered prior to the related Servicing Transfer Date if reimbursement to the Purchaser under the related Servicing Agreement is denied as a result of inadequate or missing documentation or the late submission of the invoice to Purchaser

5.13 IRS Reporting. With respect to events that occurred prior to the related Servicing Transfer Date during the calendar year in which such Servicing Transfer Date occurs, Seller shall prepare and send to Mortgagors and prepare and file with the Internal Revenue Service all reports, forms, notices and filings required by the Code, Treasury regulations and other federal law, regulations or administrative procedures in connection with the Servicing Rights and the Mortgage Loans (including forms 1098, 1099 or 1099A). With respect to events that occurred on or after the related Servicing Transfer Date during the calendar year in which the related Servicing Transfer Date occurs, Purchaser (or its subservicer) shall prepare and send (or cause to be prepared and sent) to Mortgagors and prepare and file with the Internal Revenue Service, all reports, forms, notices and filings required by the Code, Treasury regulations and other federal law, regulations or administrative procedures in connection with the Servicing Rights and the Mortgage Loans.

5.14 Servicer Compliance Reports and Certifications. Seller shall comply fully with all requirements of the Servicing Agreements relating to the provision of servicer compliance statements, servicer assessments and accountant attestations and backup servicer certifications relating to applicable Sarbanes-Oxley filings covering the period up to the related Servicing Transfer Date, including for the period in the calendar year in which the related Servicing Transfer Date occurs, prior to such Servicing Transfer Date. Seller shall provide Purchaser copies of all such documents required under the Servicing Agreements for these periods at the same time delivered to the other parties as required under the Servicing Agreements.

5.15 Solicitation of Customers. Except as permitted under the Subservicing Agreement, from and after the date of execution of a Sale Supplement, Seller shall not directly or indirectly solicit, and Seller shall exercise commercially reasonable efforts to prevent any of its Affiliates from directly or indirectly soliciting, by means of direct mail, telephone or personal solicitation, the Mortgagors of any of the Mortgage Loans relating to the Servicing Agreements subject to such Sale Supplement for purposes of prepayment or refinance or modification of such Mortgage Loans; it being understood and agreed that all rights and benefits relating to the direct solicitation of such Mortgagors with respect to any matter relating to the Mortgage Loans and all attendant right, title and interest in and to the list of such Mortgagors and data relating to their Mortgage Loans (including insurance renewal dates) shall be transferred to Purchaser on the related Closing Date. It is understood and agreed that the foregoing is not intended to prohibit general advertising or solicitations directed to the public generally.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of the Parties. The obligation of each of Purchaser and Seller to complete the transactions contemplated by a Sale Supplement is conditioned upon fulfillment or, where legally permitted, waiver, on or before the related Closing Date, of each of the following conditions:

(a) There shall not be pending before any court or Governmental Authority of competent jurisdiction any action or proceeding by any third party that seeks to prohibit the consummation of the transactions contemplated by such Sale Supplement and that has a substantial probability of so prohibiting or adversely affecting the transactions contemplated by such Sale Supplement.

(b) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, issued or entered into any order that is in effect and which prohibits or makes illegal the consummation of the transactions contemplated by such Sale Supplement.

(c) Each of Seller and Purchaser shall have obtained any Regulatory Approvals required to be obtained by such party to consummate the transactions contemplated by such Sale Supplement.

(d) The satisfaction of any additional condition set forth in such Sale Supplement.

6.2 Conditions to Obligations of Seller. The obligation of Seller to complete the transactions contemplated by a Sale Supplement is conditioned upon fulfillment or, where legally permitted, waiver, on or before the related Closing Date, of each of the following conditions:

(a) The representations and warranties made by Purchaser in such Sale Supplement and this Agreement shall be true and correct in all material respects (unless such representation or warranty was qualified as to materiality, in which case such representation and warranty shall be true and correct) as of the related Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties that speak as of a specified date shall be true and correct as of such date).

(b) Purchaser shall have performed and complied in all material respects with all obligations, covenants and agreements required by such Sale Supplement and this Agreement to be performed or complied with by it prior to or on the related Closing Date.

(c) Purchaser shall have delivered to Seller those items required by Section 2.4(c) with respect to the related Sale.

(d) The satisfaction of any additional condition set forth in such Sale Supplement.

6.3 Conditions to Obligations of Purchaser. The obligation of Purchaser to complete the transactions contemplated by a Sale Supplement is conditioned upon fulfillment or, where legally permitted, waiver, on or before the related Closing Date, of each of the following conditions:

(a) The representations and warranties made by Seller in such Sale Supplement and this Agreement shall be true and correct in all material respects (unless such representation or warranty was qualified as to materiality, in which case such representation and warranty shall be true and correct) as of the related Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties that speak as of a specified date shall be true and correct as of such date).

(b) Seller shall have performed and complied in all material respects with all obligations, covenants and agreements required by such Sale Supplement and this Agreement to be performed or complied with by it prior to or on the related Closing Date.

(c) Seller shall have delivered to Purchaser those items required by Section 2.4(b) with respect to the related Sale.

(d) No event has occurred that, in the reasonable determination of Purchaser, has or could reasonable be expected to give rise to a Material Adverse Effect.

(e) The satisfaction of any additional condition set forth in such Sale Supplement.

ARTICLE 7

TERMINATION

7.1 Termination. Any Sale agreed to pursuant to a Sale Supplement may be terminated at any time after the execution of such Sale Supplement and prior to the related Closing Date (the date of any such termination, the “Termination Date”):

(a) by the mutual written consent of Seller and Purchaser;

(b) by either Purchaser or Seller upon written notice to the other party hereto, if any Governmental Authority with jurisdiction over such matters shall have issued an order permanently restraining, enjoining or otherwise prohibiting such Sale, and such governmental order shall have become final and unappealable; provided, however, that the right to terminate pursuant to this Section 7.1(b) shall not be available to any party hereto unless such party shall have used its commercially reasonable efforts to oppose any such order or to have such order vacated or made inapplicable to the transactions;

(c) by Purchaser, upon written notice to Seller, if Seller shall have breached in any material respect any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 or 6.3 and (B) is incapable of being cured by Seller by the related scheduled Closing Date or, if capable of being cured by Seller by the related scheduled Closing Date, Seller does not commence to cure such breach or failure within ten (10) Business Days after its receipt of written notice thereof from Purchaser and diligently pursue such cure thereafter;

(d) by Seller, upon written notice to Purchaser, if Purchaser shall have breached in any material respect any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 or 6.2 and (B) is incapable of being cured by Purchaser by the related scheduled Closing Date or, if capable of being cured by Purchaser by the related scheduled Closing Date, Purchaser does not commence to cure such breach or failure within ten (10) Business Days after its receipt of written notice thereof from Seller and diligently pursue such cure thereafter; or

(e) by either Purchaser or Seller if the Closing of such Sale has not occurred by a date specified in the Sale Supplement; provided, however, that the right to terminate pursuant to this Section 7.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

7.2 Effect of Termination. In the event of termination of a Sale pursuant to and in accordance with Section 7.1, the related Sale Supplement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party, or their respective officers, directors, subsidiaries or partners, as applicable, to this Agreement in connection with such Sale Supplement; provided, however, that nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any breach of any agreement or covenant hereunder or under such Sale Supplement; provided, further, that notwithstanding the foregoing, the covenants and other obligations with respect to such Sale under this Agreement and such Sale Supplement shall terminate upon the termination of this Agreement, except that the agreements set forth in Sections 5.5 and 8.12 hereof and Article 8 of each Sale Supplement shall survive termination indefinitely.

ARTICLE 8

MISCELLANEOUS PROVISIONS

8.1 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given: (a) when received, if given in person, by courier or by a national overnight delivery service, return receipt requested, (b) five Business Days after deposit in the United States Mail if delivered by registered or certified mail, return receipt requested, or (c) on the date of transmission, if sent by facsimile transmission or email transmission (receipt confirmed) on a Business Day during the normal business hours of the intended recipient, and, if not so sent on such a day and at such a time, at 10:00 a.m. on the following Business Day, provided that a copy is mailed by registered or certified mail, return receipt requested, in each case to the appropriate addresses, facsimile number or email address set forth below:

(i)	If to Seller, addressed as follows:

Ocwen Loan Servicing, LLC
1661 Worthington Road, Suite 100
West Palm Beach, FL 33409
Attention: Secretary
Telecopy Number: (561) 682-8177
Confirmation Number: (561) 682-8887

(ii)	If to Purchaser, addressed as follows:

HLSS Holdings, LLC
2002 Sumit Blvd., Sixth Floor
Atlanta, GA 30319
Attention: General Counsel
Telecopy Number: (770) 644-7420
Confirmation Number: (561) 682-7130

or to such other individual or address as a party hereto may designate for itself by notice given as provided in this Section.

8.2 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person shall include such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to a Person in a particular capacity shall exclude such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall refer to those portions of this Agreement unless otherwise specified. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement. References to “dollars” or “$” shall mean United States dollars. References to the average unpaid principal balance of Mortgage Loans during a calendar month shall mean the average aggregate unpaid principal balance of such Mortgage Loans during such calendar month. Reference to any statute or statutory provision shall include any consolidation, reenactment, amendment, modification or replacement of the same and any subordinate legislation in force under the same from time to time. Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles.

8.3 Exhibits and Schedules. The exhibits and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

8.4 Entire Agreement. This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and thereby and supersede any and all prior agreements, arrangements and understandings, both written and oral, between the parties relating to the subject matter hereof and thereof.

8.5 Amendment; Waiver. No amendment or modification of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The failure of a party hereto at any time or times to require performance of any provision hereof or claim damages with respect thereto shall in no manner affect its right at a later time to enforce the same. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

8.7 Submission to Jurisdiction. EACH OF THE PARTIES HERETO IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF

MANHATTAN IN THE CITY OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER OR BY ANY OTHER MANNER IN ACCORDANCE WITH LAW; AND (IV) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

8.8 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND ABSOLUTELY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH, ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

8.9 No Strict Construction. The parties agree that the language used in this Agreement and the Related Agreements is the language chosen by the parties to express their mutual intent and that no rule of strict construction is to be applied against either party. The parties and their respective counsel have reviewed and negotiated the terms of this Agreement and the Related Agreements.

8.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and there shall be deemed substituted for such term or provision at issue a valid, legal and enforceable term or provision as similar as possible to the term or provision at issue. If any term or provision of this Agreement is so broad as to be unenforceable, the term or provision shall be interpreted to be only so broad as is enforceable.

8.11 Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by operation of law or otherwise without the express written consent of Seller and Purchaser and any such assignment or attempted assignment without such consent shall be void; provided that Purchaser may pledge its rights to any Person providing financing to Purchaser or its Affiliates. Purchaser shall give Seller prior written notice written notice of any such pledge. This Agreement is solely for the benefit of the parties hereto, and no provision of this Agreement shall be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right.

8.12 Survival. The parties’ respective representations and warranties contained in this Agreement shall survive in all cases, including, but not limited to, any termination of the Servicing Agreements. The covenants and agreements contained in this Agreement which by their terms contemplates performance after the related Closing Date shall survive the related Closing Date in accordance with such terms.

8.13 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, a party shall be entitled, in addition to any other remedy to which such party is entitled at law or in equity, to an injunction or injunctions to prevent breaches of this Agreement with respect to such Sale and to enforce specifically the terms and provisions of this Agreement with respect to such Sale, without the necessity of providing actual damages or posting any bond. Notwithstanding the foregoing, upon a valid termination in accordance with Section 7.1, Seller shall not be entitled to any injunction or injunctions or to enforce specifically any term or provision of this Agreement.

8.14 Intention of the Parties. Except to the extent otherwise set forth in a Sale Supplement, the parties intend that the sale and transfer herein contemplated constitute a sale of the Transferred Assets for legal, accounting and tax purposes, conveying good title thereto, free and clear of any Liens to Purchaser and that such property not be part of Seller’s estate or property of Seller in the event of any insolvency by Seller or otherwise. In the event that such conveyance is deemed to be, or to be made as security for, a loan the parties intend that Seller shall be deemed to have granted and does hereby grant to Purchaser a valid security interest in all of Seller’s right, title and interest in and to the Transferred Assets and that this Agreement shall constitute a security agreement under applicable law. Seller agrees that from time to time it shall promptly execute and deliver all additional instruments and documents and take all additional action that Purchaser may reasonably request in order to perfect the interests of Purchaser in, to and under, or to protect, the Transferred Assets or to enable Purchaser to exercise or enforce any of its rights or remedies hereunder. To the fullest extent permitted by applicable law, Seller hereby authorizes Purchaser to file financing statements and amendments thereto in connection with the transactions contemplated by this Agreement.

8.15 Reproduction of Documents. This Agreement and all documents relating thereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

8.16 Counterparts. This Agreement may be executed and delivered (including by facsimile or email transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Master Servicing Rights Purchase Agreement to be executed and delivered as of the date first above written.

HLSS HOLDINGS, LLC

By: Home Loan Servicing Solutions, Ltd., its sole member

By:	/s/ William C. Erbey
Name: William C. Erbey
Title: Chief Executive Officer

OCWEN LOAN SERVICING, LLC

By:	/s/ Ronald M. Faris
Name: Ronald M. Faris
Title: President, CEO and Secretary

Master Servicing Rights Purchase Agreement